Filed pursuant to Rule 424(b)(5)
Registration No. 333-281898

Subject to Completion, Dated September 4, 2024

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated September 3, 2024)

$

CADENCE DESIGN SYSTEMS, INC.

$    % Senior Notes due

$    % Senior Notes due

$    % Senior Notes due

We are offering $    aggregate principal amount of our  % Senior Notes due 20 (the “20 Notes”), $    aggregate principal amount of our  % Senior Notes due 20 (the “20 Notes”) and $    aggregate principal amount of our  % Senior Notes due 20 (the “20 Notes” and, together with the 20 Notes and the 20 Notes, the “Notes”).

The 20 Notes will bear interest at the rate of  % per year and mature on    , 20  . The 20 Notes will bear interest at the rate of  % per year and mature on    , 20  . The 20 Notes will bear interest at the rate of  % per year and mature on    , 20  . Interest on the 20 Notes, the 20 Notes and the 20 Notes will accrue from    , 2024 and will be payable semi-annually in arrears on    and    of each year, commencing on    , 2025.

At our option we may redeem the Notes offered hereby, in whole or in part, at any time and from time to time before their maturity, at the redemption prices set forth under “Description of Notes—Optional Redemption.” Upon the occurrence of a “change of control triggering event,” we must offer to purchase the Notes at a purchase price in cash equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest thereon, if any, to the date of repurchase, as described under “Description of Notes—Repurchase at the Option of Holders.”

The Notes will be our unsecured senior obligations and will be equal in right of payment with all of our other existing and future unsecured senior indebtedness.

The Notes will not be guaranteed by our subsidiaries. As such, the Notes will be structurally subordinated to all indebtedness and other obligations of our subsidiaries.

Each series of Notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated quotation system.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement.

	Per 20 Note		Total	Per 20 Note		Total	Per 20 Note		Total
Public offering price(1)		%	$		%	$		%	$
Underwriting discount		%	$		%	$		%	$
Proceeds, before expenses, to us		%	$		%	$		%	$

(1)	Plus accrued interest, if any, from , 2024, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes to the purchasers in book-entry only form through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A. and Euroclear Bank SA/NV, as operator of the Euroclear System, against payment on or about    , 2024.

Joint Book-Running Managers

J.P. Morgan	BofA Securities	HSBC

The date of this prospectus supplement is    , 2024.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of Notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time.

We have not, and the underwriters have not, authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take any responsibility for, or provide any assurances as to the reliability of, any other information that others may give you. The information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you is accurate as of their respective dates. The information in documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the respective dates of those documents. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, the information in this prospectus supplement will control. To the extent the information contained in this prospectus supplement differs or varies from the information contained in a document we have incorporated by reference into this prospectus supplement or the accompanying prospectus, you should rely on the information in the more recent document.

Before you decide to invest in the Notes, you should carefully read this prospectus supplement, the accompanying prospectus, the documents and information incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus we have authorized for use in connection with this offering. You should read and consider the information in the documents we have referred you to under the heading “Where You Can Find More Information; Incorporation by Reference.”

We are not making offers to sell the Notes or soliciting offers to purchase the Notes in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

When we refer to “Cadence,” “we,” “our,” “us” and “the Company” in this prospectus supplement, we mean Cadence Design Systems, Inc. and its consolidated subsidiaries, unless otherwise specified. When we refer to “you” or “yours,” we mean the purchasers of the Notes.

We have proprietary rights to trademarks, trade names and service marks appearing in this prospectus supplement that are important to our business. Solely for convenience, the trademarks, trade names and service marks may appear in this prospectus without the ®, TM and SM symbols, but any such references are not intended to indicate, in any way, that we forgo or will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, trade names and service marks. All trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

S-ii

NON-GAAP FINANCIAL MEASURES

We refer to the terms adjusted EBITDA, free cash flow and non-GAAP operating margin (as defined in “Summary—Summary Financial Data”) in various places in this prospectus supplement. These are supplemental financial measures that are not required by, or prepared in accordance with, generally accepted accounting principles in the United States (“GAAP”). Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

The SEC has adopted rules to regulate the use, in filings with the SEC and in public disclosures and press releases, of “non-GAAP financial measures,” such as adjusted EBITDA, free cash flow and non-GAAP operating margin. These measures are derived on the basis of methodologies other than in accordance with GAAP. These rules govern the manner in which non-GAAP financial measures are publicly presented and require, among other things:

•	a presentation with equal or greater prominence of the most comparable financial measure or measures calculated and presented in accordance with GAAP; and

•	a statement disclosing the purposes for which the registrant’s management uses the non-GAAP financial measure.

Our measurements of adjusted EBITDA, free cash flow and non-GAAP operating margin may not be comparable to those of other companies.

Please see “Summary—Summary Financial Data” for a discussion of our use of non-GAAP measures in this prospectus supplement, including the reasons that we believe this information is useful to management and to investors and a reconciliation of these non-GAAP measures to the most closely comparable financial measure calculated in accordance with GAAP.

S-iii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains statements that are not historical in nature, are predictive, or that depend upon or refer to future events or conditions or contain forward-looking statements. Statements including, but not limited to, statements regarding the extent, timing and mix of future revenues and customer demand; the deployment of our products and services; the impact on our business of the macroeconomic environment, including but not limited to, expanded trade control laws and regulations, the conflicts in and around Ukraine, the Middle East and other areas of the world, volatility in foreign currency exchange rates, inflation and the rise in interest rates; the impact of government actions; future costs, expenses, tax rates and uses of cash; pending legal, administrative and tax proceedings; restructuring actions and associated benefits; pending acquisitions, the accounting for acquisitions and the integration of acquired businesses; and other statements using words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “plans,” “projects,” “should,” “will” and “would,” and words of similar import and the negatives thereof, constitute forward-looking statements. These statements are predictions based upon our current expectations about future events. Actual results could vary materially as a result of certain factors, including, but not limited to, those expressed in these statements. We refer you to the risks discussed in our other filings with the SEC incorporated by reference herein, which identify important risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Those factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus.

Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements that we make in this prospectus or in the documents incorporated by reference herein speak only as of the date of those statements, and we undertake no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that may be important to you and is qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference, in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering. You should carefully read the entire prospectus supplement, the accompanying prospectus, as well as the information incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering before making an investment decision. You should pay special attention to the “Risk Factors” section beginning on page S-8 of this prospectus supplement and under similar headings in the documents incorporated by reference herein to determine whether an investment in the notes is appropriate for you.

Overview

Cadence Design Systems, Inc. is a leading pioneer in electronic system design software and intellectual property (“IP”), building upon more than 35 years of computational software expertise. Since our inception, we have been at the forefront of technology innovation, solving highly complex challenges in the semiconductor and electronic systems industries. We are a global company that provides computational software, special-purpose computational hardware, IP and services to multiple vertical sectors including automotive, artificial intelligence (“AI”), aerospace and defense, high-performance and mobile computing, hyperscalers, wireless communications, industrial internet of things and life sciences.

Our Intelligent System Design strategy allows us to deliver essential computational software, hardware and IP that our customers use to turn their design concepts into reality. Our customers include many of the world’s most innovative companies that design and build highly sophisticated semiconductor and electronic systems found in products used in everyday life. Our Intelligent System Design strategy allows us to quickly adapt to our customers’ dynamic design requirements. Our products and services enable our customers to develop complex and innovative semiconductor and electronic systems, so demand for our technology and expertise is driven by increasing complexity and our customers’ need to invest in new designs and products that are highly differentiated. Historically, the industry that provided the tools used by IC engineers was referred to as Electronic Design Automation (“EDA”). Today, our offerings include and extend beyond EDA.

We group our products into categories related to major design activities:

•	Custom IC Design and Simulation;

•	Digital IC Design and Signoff;

•	Functional Verification;

•	IP; and

•	System Design and Analysis.

Corporate Information

Cadence Design Systems, Inc. was incorporated in June 1988 in the State of Delaware. Our principal executive offices are located at 2655 Seely Avenue, Building 5, San Jose, California 95134 and our telephone number is (408) 943-1234.

The Offering

The following is a brief summary of certain terms of the Notes and this offering and is not intended to be complete. The “Description of Debt Securities” section of the accompanying prospectus, as supplemented by the “Description of Notes” section of this prospectus supplement, contains a more detailed description of the terms and conditions of the Notes. As used in this section, “we,” “us” and “Cadence” refer to Cadence Design Systems, Inc. and not to any of its subsidiaries.

Issuer	Cadence Design Systems, Inc.

Securities Offered	$ aggregate principal amount of % Senior Notes due 20 (the “20 Notes”).

$ aggregate principal amount of % Senior Notes due 20 (the “20 Notes”).

$ aggregate principal amount of % Senior Notes due 20 (the “20 Notes” and, together with the 20 Notes and the 20 Notes, the “Notes”).

Maturity Date	The 20 Notes will mature on , 20 .

The 20 Notes will mature on , 20 .

The 20 Notes will mature on , 20 .

Interest Rate	Interest on the 20 Notes will accrue at a rate of % per annum, interest on the 20 Notes will accrue at a rate of % per annum and interest on the 20 Notes will accrue at a rate of % per annum, in each case accruing from , 2024.

Interest Payment Dates	and of each year, commencing on , 2025.

Ranking	The Notes will be our senior unsecured obligations and will:

•	rank senior in right of payment to all of our existing and future subordinated indebtedness;

•	rank equally in right of payment with all of our existing and future senior indebtedness;

•	be effectively subordinated to any of our existing and future secured debt, to the extent of the value of the assets securing such debt; and

•	be structurally subordinated in right of payment to all of our subsidiaries’ existing and future indebtedness and other obligations.

Change of Control Triggering Event	Upon the occurrence of a “change of control triggering event,” each holder of Notes may require us to repurchase for cash all or a portion of such holder’s Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase. See “Description of Notes—Repurchase at the Option of Holders.”

Certain Covenants	We will issue the Notes under an indenture with U.S. Bank Trust Company, National Association, as trustee. The indenture governing the Notes will, among other things, limit our ability to:

•	create liens on certain assets to secure debt;

•	enter into certain sale and leaseback transactions; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

These covenants are subject to numerous exceptions and qualifications. For more details, see “Description of Notes—Certain Covenants.”

Optional Redemption	At any time before the date that is months prior to the stated maturity of the 20 Notes, we may redeem some or all of the 20 Notes at a price equal to 100% of the principal amount of the Notes redeemed plus a “make-whole” amount, as described under “Description of the Notes—Optional Redemption.”

At any time on or after the date that is months prior to the stated maturity of the 20 Notes, we may redeem some or all of the 20 Notes at our option, at a redemption price equal to 100% of the principal amount of the Notes being redeemed.

At any time before the date that is months prior to the stated maturity of the 20 Notes, we may redeem some or all of the 20 Notes at a price equal to 100% of the principal amount of the Notes redeemed plus a “make-whole” amount, as described under “Description of the Notes—Optional Redemption.”

At any time on or after the date that is months prior to the stated maturity of the 20 Notes, we may redeem some or all of the 20 Notes at our option, at a redemption price equal to 100% of the principal amount of the notes being redeemed.

At any time before the date that is months prior to the stated maturity of the 20 Notes, we may redeem some or all of the 20 Notes at a price equal to 100% of the principal amount of the Notes redeemed plus a “make-whole” amount, as described under “Description of the Notes—Optional Redemption.”

At any time on or after the date that is months prior to the stated maturity of the 20 Notes, we may redeem some or all of the 20 Notes at our option, at a redemption price equal to 100% of the principal amount of the notes being redeemed.

We will also pay any accrued and unpaid interest on any principal amount being redeemed to, but excluding, the date of redemption.

See “Description of the Notes—Optional Redemption.”

Form and Denomination	The Notes will be issued in fully registered book-entry form and will be represented by permanent global notes without coupons (“Global Notes”). Global Notes will be deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company (“DTC”). Investors may elect to hold interests in the Global Notes through DTC and its direct or indirect participants as described in this prospectus supplement under “Description of Notes.”

The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $ , after deducting the underwriting discounts and the estimated expenses of this offering. We expect to use a portion of the net proceeds from this offering to repay amounts outstanding under our 2025 Term Loan and our 2026 Term Loan (each as defined herein) and the remaining net proceeds for general corporate purposes, which may include repayment of other outstanding indebtedness at or prior to maturity, including our 4.375% Senior Notes due October 15, 2024, additions to working capital, capital expenditures and potential acquisitions. See “Use of Proceeds.”

Conflicts of Interest	We expect to use a portion of the net proceeds from this offering to repay amounts outstanding under our 2025 Term Loan and our 2026 Term Loan. Accordingly, certain of the underwriters and/or their affiliates who may be holders of our 2025 Term Loan and 2026 Term Loan may receive a portion of the proceeds of the offering. If any one underwriter, together with its affiliates, were to receive 5% or more of the net proceeds of this offering by reason of any such repayment, such underwriters would be deemed to have a “conflict of interest” within the meaning of Financial Industry Regulatory Authority (“FINRA”) Rule 5121. Accordingly, this offering will be conducted in accordance with Rule 5121. However, in accordance with FINRA Rule 5121, no “qualified independent underwriter” is required because the Notes are investment grade-rated by one or more nationally recognized statistical rating agencies. See “Underwriting—Conflicts of Interest.”

Additional Notes	We may, from time to time, issue additional Notes of each series of Notes offered by this prospectus supplement, without limitation and without your consent, in accordance with the Indenture. If we issue additional Notes of a series, they will have the same terms and conditions as the Notes of such series being offered by this prospectus supplement in all respects (except for the issue date, price to public, the initial interest payment date (if applicable) and the payment of interest accruing prior to the issue date of the additional Notes of such series) so that such additional Notes may be consolidated and form a single series with the Notes of such series offered by this prospectus supplement. If any additional Notes of such series are not fungible with the Notes of such series offered by this prospectus supplement for U.S. federal income tax purposes, the additional Notes will have separate CUSIP and ISIN numbers. See “Description of Notes—Additional Notes.”

Trading Market for the Notes	Each series of Notes will be a new issue of securities with no established trading market. We do not intend to list the Notes on any securities exchange or seek their quotation on any automated quotation system. We have been advised by the underwriters that the underwriters intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of any trading markets for the Notes. See “Underwriting—New Issue” for more information.

Trustee	U.S. Bank Trust Company, National Association

Risk Factors	In evaluating an investment in the Notes, prospective investors should carefully consider, along with the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, the specific factors set forth under “Risk Factors” for risks involved with an investment in the Notes. See “Risk Factors.”

SUMMARY FINANCIAL DATA

The following table sets forth our summary historical financial data as of and for the periods indicated. The summary historical and financial data as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 and January 1, 2022 were derived from our audited historical financial statements that are incorporated by reference in this prospectus supplement and the accompanying base prospectus.

You should read this summary financial data in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2023, as well as our historical financial statements and accompanying notes included therein, which are incorporated by reference in this prospectus supplement. The amounts included in the tables below may differ slightly from Cadence’s audited financial statements and related notes, and certain totals may not foot, in each case due to rounding.

	Fiscal Year Ended
	December 31, 2023	December 31, 2022	January 1, 2022
	(audited) (in millions)
INCOME STATEMENT DATA:
Revenue:
Product and maintenance	$3,834	$3,340	$2,813
Services	256	222	175

Total revenue	4,090	3,562	2,988

Costs and expenses:
Cost of product and maintenance	332	274	223
Cost of services	103	98	84
Marketing and sales	690	604	560
Research and development	1,442	1,252	1,134
General and administrative	242	242	189
Amortization of acquired intangibles	18	18	20
Restructuring	11	—	(1)

Total costs and expenses	2,839	2,488	2,209

Income from operations	1,251	1,074	779
Interest expense	(36)	(23)	(17)
Other income (expense), net	67	(5)	6

Income before provision for income taxes	1,282	1,045	768
Provision for income taxes	241	196	72

Net income	$1,041	$849	$696

STATEMENTS OF CASH FLOWS AND OTHER DATA:
Net cash provided by operating activities	$1,349	$1,242	$1,101
Net cash used for investing activities	(412)	(739)	(293)
Net cash used for financing activities	(804)	(657)	(644)
Capital expenditures	(102)	(123)	(65)

	As of December 31,
	2023	2022
	(audited) (in millions)
BALANCE SHEET DATA:
Cash and cash equivalents	$1,008	$882
Receivables, net	489	487
Total assets	5,669	5,137
Total current liabilities	1,591	1,348
Long-term liabilities	674	1,044
Stockholders’ equity	3,404	2,745

	Fiscal Year Ended
	December 31, 2023	December 31, 2022	January 1, 2022
	(unaudited) ($ in millions)
OTHER FINANCIAL DATA:
Adjusted EBITDA(a)	$1,835	$1,516	$1,158
Free cash flow(a)	1,247	1,119	1,036
Non-GAAP operating margin as a percentage of total revenue(a)	42%

(a)

For the definitions of the non-GAAP financial measures of adjusted EBITDA, free cash flow and non-GAAP operating margin and reconciliations of adjusted EBITDA, free cash flow and non-GAAP operating margin to our most directly comparable financial measures calculated in accordance with GAAP, see “— Non-GAAP Measures” below.

Non-GAAP Measures

Adjusted EBITDA

We present Adjusted EBITDA, a non-GAAP financial measure, supplementally because we believe it provides useful information to investors in assessing our financial condition and results of operations. We define Adjusted EBITDA as EBITDA plus stock-based compensation expense, acquisition and integration-related costs, restructuring expense and certain non-cash items.

This measure is not a substitute for, and should be used in conjunction with, GAAP financial measures. Other companies may calculate Adjusted EBITDA differently. Our Adjusted EBITDA for the years ended December 31, 2023 and 2022 and January 1, 2022 are calculated as follows:

	Fiscal Year Ended,
	December 31, 2023	December 31, 2022	January 1, 2022
	($ in millions)
GAAP Net income, as reported	$1,041	$849	$696
Interest expense	36	23	17
Provision for income taxes	241	196	72
Depreciation and amortization	145	132	142

EBITDA	$1,463	$1,200	$927

Adjustments:
Stock-based compensation expense	326	270	210
Acquisition and integration-related costs	57	41	22
Restructuring expense	11	—	(1)
Certain non-cash items(1)	(22)	5	—

Adjusted EBITDA	$1,835	$1,516	$1,158

Adjusted EBITDA margin(2)	45%	43%	39%

(1)	Certain non-cash items include impairments of equity investment and unrealized gains and losses on equity investments.
(2)	Adjusted EBITDA margin equals adjusted EBITDA divided by total revenue.

Free Cash Flow

We present free cash flow, a non-GAAP financial measure, supplementally because we believe it provides useful information to investors in assessing our financial condition and results of operations. We define free cash flow as net cash provided by operating activities less capital expenditures.

This measure is not a substitute for, and should be used in conjunction with, GAAP liquidity or financial measures. Other companies may calculate free cash flow differently. Our free cash flow for the years ended December 31, 2023 and 2022 and January 1, 2022 are calculated as follows:

	Fiscal Year Ended
	December 31, 2023	December 31, 2022	January 1, 2022
	(in millions)
Net cash provided by operating activities, as reported	$1,349	$1,242	$1,101
Capital expenditures	(102)	(123)	(65)

Free cash flow	$1,247	$1,119	$1,036

Free cash flow margin(1)	30%	31%	35%

Free cash flow conversion percentage(2)	68%	74%	89%

(1)	Free cash flow margin equals free cash flow divided by total revenue.
(2)	Free cash flow conversion percentage equals free cash flow divided by adjusted EBITDA.

Non-GAAP Operating Margin

We present non-GAAP operating margin, a non-GAAP financial measure, supplementally because we believe it provides useful information to investors in assessing our financial condition and results of operations. We define non-GAAP operating margin as operating margin less stock-based compensation expense, amortization of acquired intangibles, acquisition and integration-related costs and restructuring expense plus or minus income or expense from non-qualified deferred compensation and other significant items not directly related to Cadence’s core business operations.

This measure is not a substitute for, and should be used in conjunction with, GAAP liquidity or financial measures. Other companies may calculate operating margin differently. Our non-GAAP operating margin for the year ended December 31, 2023 is calculated as follows:

Year Ended December 31,
2023
GAAP operating margin as a percentage of total revenue	31%
Adjustments:
Stock-based compensation expense	8%
Amortization of acquired intangibles	2%
Acquisition and integration-related costs	1%
Restructuring	—
Non-qualified deferred compensation expenses	—

Non-GAAP operating margin as a percent of total revenue	42%

RISK FACTORS

Any investment in the Notes involves a high degree of risk. You should carefully consider all of the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to purchase the Notes, including the risks under the heading “Risk Factors” in the accompanying prospectus, our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, as well as the other reports we file from time to time with the SEC that are incorporated by reference herein. The risks and uncertainties described in the accompanying prospectus and in the incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition and results of operations could be materially adversely affected.

Risks Related to the Notes

The notes will be structurally subordinated to all obligations of our existing and future subsidiaries, which may affect your ability to receive payment on the Notes.

The Notes will be our obligations exclusively and not obligations of any of our subsidiaries. Our subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment.

The Notes will be structurally subordinated to all indebtedness and other obligations of any subsidiary such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary, all of that subsidiary’s creditors (including trade creditors) would be entitled to payment in full out of that subsidiary’s assets before we would be entitled to any payment. In addition, the indenture that will govern the Notes will permit these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries. As of June 30, 2024, our subsidiaries had approximately $525 million of liabilities, including debt, trade payables and accrued liabilities, but excluding intercompany liabilities and deferred revenue, all of which would have been structurally senior to the Notes.

Our debt obligations expose us to risks that could adversely affect our business, operating results or financial condition, and could prevent us from fulfilling our obligations under such indebtedness.

We have, and after this offering will continue to have, significant outstanding indebtedness, as well as the ability to access additional borrowings under our revolving credit facility. As of June 30, 2024, we had $1,350.0 million of long-term debt outstanding, and unused commitments of $700.0 million with the right to request increased capacity up to an additional $350.0 million upon the receipt of lender commitments under our revolving credit facility (the “Prior Revolving Facility”). In addition, in August 2024, we entered into a five-year unsecured revolving credit facility (the “New Revolving Facility”) which replaced the Prior Revolving Facility, and provides for aggregate commitments of $1,250.0 million, with the right to request increased capacity up to an additional $500.0 million upon the receipt of lender commitments, for total maximum availability under the New Revolving Facility of $1,750.0 million.

Subject to the limits contained in the credit agreement governing our revolving credit facility, the indenture that will govern the Notes, the indenture governing our senior unsecured notes due 2024 (the “2024 Notes”), the loan agreement governing our three-year senior non-amortizing term loan facility (the “2025 Term Loan”), the loan agreement governing our two-year senior non-amortizing term loan facility (the “2026 Term Loan”) and our other debt instruments, we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify.

Specifically, our high level of debt could have important consequences to the holders of the Notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to the Notes and our other indebtedness;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

•

requiring a substantial portion of our cash flows (including U.S. cash) to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes and potentially requiring repatriation of cash from outside the U.S.;

•	increasing our vulnerability to adverse economic and industry conditions;

•	exposing us to the risk of increased interest rates as certain of our borrowings are at variable rates of interest;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other, less leveraged competitors and competitors that have greater access to capital resources;

•	limiting our interest deductions for U.S. income tax purposes; and

•	increasing our cost of borrowing.

In addition, if we incur any additional indebtedness that ranks equally with the Notes, then subject to any collateral arrangements we may enter into, the holders of that debt will be entitled to share ratably in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company.

The terms of our debt agreements restrict our current and future operations, and may adversely affect our ability to respond to changes or to take certain actions.

The agreements governing our revolving credit facility, 2025 Term Loan, 2026 Term Loan and 2024 Notes contain, the indenture governing the Notes offered hereby will contain, and the agreements governing any future debt obligations may contain, various covenants limiting our and our subsidiaries’ ability to, to engage in acts that may be in our long-term best interest, including restrictions on our ability to:

•	incur liens or additional indebtedness and guarantee indebtedness;

•	enter into transactions with affiliates;

•	alter the business we conduct;

•	consolidate, merge or sell all or substantially all of our assets; and

•	to enter into sale and leaseback transactions.

A failure to comply with these covenants or other provisions in these agreements could result in events of default under the agreements. Such a default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the credit agreement governing our revolving credit facility would permit the lenders thereunder to terminate all commitments to extend further credit under that facility. In the event our lenders or note holders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness.

As a result of these restrictions, we may be limited in how we conduct our business, unable to raise additional debt or equity financing to operate during general economic or business downturns or unable to compete effectively, take advantage of new business opportunities or otherwise grow in accordance with our strategy.

The limited covenants in the indenture governing the Notes and the terms of the Notes do not provide protection against some types of important corporate events and may not protect your investment.

The indenture for the Notes does not:

•

require us to maintain any financial ratios or any specific levels of net worth, revenues, income, cash flow or liquidity, and accordingly, does not protect holders of the Notes in the event we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to issue securities or otherwise incur indebtedness, which could effectively rank senior to the Notes;

•	limit our ability to incur substantial secured indebtedness that would effectively rank senior to the Notes to the extent of the value of the assets securing the indebtedness;

•	limit our ability to incur indebtedness that is equal in right of payment to the Notes;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the Notes.

Furthermore, the indenture governing the Notes will contain only limited protections in the event of a change in control. We could engage in many types of transactions, such as certain acquisitions, refinancings, or recapitalizations, that could substantially affect our capital structure and the value of the Notes. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the Notes.

Despite our current level of indebtedness, we and our subsidiaries may incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

We and our subsidiaries may be able to incur significant additional indebtedness in the future. Although the agreements governing our revolving credit facility, 2025 Term Loan and 2026 Term Loan contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the Notes, then subject to any collateral arrangements we may enter into, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our Company. This may have the effect of reducing the amount of proceeds paid to you.

The Notes will be effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness.

The Notes will not be secured by any of our assets, and are equal in right of payment with all of our other existing and future senior unsecured indebtedness, including the 2024 Notes and borrowings under our revolving credit facility, 2025 Term Loan and 2026 Term Loan. The indenture governing the Notes permits us and our subsidiaries to incur secured debt under specified circumstances. If we incur any secured debt, our assets will be subject to prior claims by our secured creditors to the extent of the value of the assets securing such claim. The effect of any such subordination would be that upon a default in payment on, or the acceleration of, any such secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of our

Company, the proceeds from the sale of assets securing any secured indebtedness would be available to pay obligations on the Notes only after all indebtedness under any secured debt has been paid in full. As a result, the holders of the Notes may receive less, ratably, than the holders of any secured debt in the event of our bankruptcy, insolvency, liquidation, dissolution or reorganization.

As of June 30, 2024, we had no secured indebtedness outstanding.

We may not be able to repurchase the notes upon a change of control triggering event.

We will be required to offer to purchase the Notes upon the occurrence of a “change of control triggering event,” at a purchase price in cash equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest thereon, if any, to the date of repurchase, as described under “Description of Notes—Repurchase at the Option of Holders.” However, we may not have sufficient funds to purchase the notes at the time of any change of control triggering event. In addition, our ability to purchase the Notes may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Accordingly, we may not be able to satisfy our obligations to purchase your Notes unless we are able to refinance or obtain consents from the holders of such indebtedness. Our failure to purchase your Notes upon a change of control triggering event would be an event of default under the indenture and could cause a cross-default or acceleration under certain agreements governing our other indebtedness, including agreements governing our revolving credit facility, 2025 Term Loan, 2026 Term Loan and 2024 Notes. In addition, the change of control itself could constitute an event of default under certain agreements governing our other existing or future indebtedness, if any.

Holders of the Notes may not be able to determine when a change of control triggering event has occurred.

As described under “Description of Notes—Repurchase at the Option of Holders”, the definition of change of control, which is a condition precedent to a change of control triggering event, includes a phrase relating to the sale, lease, or transfer of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, your ability to require us to repurchase your Notes as a result of a sale, lease, or transfer of less than all of our assets to another individual, group, or entity may be uncertain.

Your ability to transfer the Notes may be limited by the absence of active trading markets, and active trading markets may not develop for the Notes.

The Notes will be new issues of securities for which there is no established trading market. We do not intend to list the Notes on any national securities exchange or include the Notes in any automated quotation system. Active trading markets for the Notes may not develop or, if such markets develop, they could be very illiquid. We cannot assure you that trading markets for the Notes will develop or of the ability of holders of the Notes to sell their Notes or of the prices at which holders may be able to sell their Notes. The underwriters have advised us that they currently intend to make a market in the Notes. However, the underwriters are not obligated to do so, and any market-making with respect to the Notes may be discontinued, in their sole discretion, at any time without notice. If no active trading markets develop, you may be unable to resell the Notes at any price or at their fair market value.

Various factors could increase our future borrowing costs or reduce our access to capital, including a lowering or withdrawal of the ratings assigns to us and our indebtedness.

We are subject to periodic review by independent credit rating agencies. Increases in the level of our outstanding indebtedness, repurchases of our equity by us, our operating results or other events could cause the rating agencies to downgrade, place on negative watch, withdraw their ratings or change their outlook on our debt credit rating generally and the ratings on the Notes in particular, which could adversely impact the trading prices for, or the liquidity of, the Notes. Any such downgrade, placement on negative watch or change in outlook could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

The credit ratings assigned to the Notes may not reflect all risks of an investment in the Notes.

The credit ratings assigned to the Notes reflect the rating agencies’ assessments of our ability to make payments on the notes when due. Consequently, actual or anticipated changes in these credit ratings will generally affect the market value of the Notes. These credit ratings, however, may not reflect the potential impact of risks related to structure, market, or other factors related to the value of the Notes.

We currently expect that the Notes will be rated by one or more ratings agencies prior to issuance. Such credit ratings are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. There is no assurance that any credit ratings will be issued or remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the issuing rating agency, if, in such rating agency’s judgment, circumstances so warrant. It is also possible that ratings may be lowered in connection with future events, such as future acquisitions or regulatory action taken against us. Any lowering, suspension or withdrawal of such ratings or the anticipation of future changes to such ratings may have an adverse effect on the market prices or marketability of the Notes and our corporate borrowing costs. Any rating is not a recommendation to purchase, sell or hold the Notes, and does not correspond to market prices or suitability for a particular investor.

We may choose to redeem the notes prior to maturity.

We may redeem all or a portion of either series of Notes at any time at the applicable redemption prices described in this prospectus. See “Description of Notes—Optional Redemption.” If prevailing interest rates are lower at the time of redemption, holders of the Notes to be redeemed may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the Notes being redeemed.

An increase in market interest rates could result in a decrease in the market value of the Notes.

In general, as market interest rates rise, debt securities bearing interest at fixed rates of interest generally decline in market value. Consequently, if you purchase Notes in this offering and market interest rates increase, the market values of the Notes may decline. We cannot predict the future level of market interest rates.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $    , after deducting underwriting discounts and the estimated offering expenses payable by us.

We expect to use a portion of the net proceeds from this offering to repay amounts outstanding under our 2025 Term Loan and our 2026 Term Loan. As of the date of this offering, we have $300.0 million and $700.0 million outstanding under our 2025 Term Loan and 2026 Term Loan, respectively. The 2025 Term Loan and 2026 Term Loan have an initial maturity date of September 7, 2025 and May 30, 2026, respectively. As of June 30, 2024, borrowings on the 2025 Term Loan and 2026 Term Loan bore interest at a rate of 6.18% and 6.44%, respectively.

We may apply the remaining net proceeds for general corporate purposes, which may include repayment of other outstanding indebtedness at or prior to maturity, including our 4.375% Senior Notes due October 15, 2024, additions to working capital, capital expenditures and potential acquisitions.

We may temporarily invest funds that are not immediately needed for these purposes in short-term investments, including cash, cash equivalents or marketable securities.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and marketable securities and capitalization as of June 30, 2024:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the issuance of Notes in this offering, after deducting the underwriting discounts and estimated offering expenses payable by us, and the use of proceeds from this offering.

You should read our financial statements and the notes thereto that are incorporated by reference into this prospectus supplement and the accompanying prospectus for additional information about our capital structure.

	As of June 30, 2024
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$1,059.0	$

Marketable securities	169.7

Total cash and cash equivalents and marketable securities	1,228.7

Debt:
Revolving credit facility(1)	$—	$
4.375% Senior Notes due 2024(2)	350.0
2025 Term Loan(2)	300.0
2026 Term Loan(2)	700.0
% Senior Notes due 20 offered hereby	—
% Senior Notes due 20 offered hereby	—
% Senior Notes due 20 offered hereby	—
Total debt	$1,350.0	$

Total stockholders’ equity	$4,260.9	$

Total capitalization	$5,610.9	$

(1)

As of June 30, 2024, we had no outstanding balance and $700.0 million of available capacity (with the right to increase capacity up to an additional $350.0 million upon the receipt of lender commitments) under our Prior Revolving Facility. In August 2024, we entered into the New Revolving Facility, which provides for commitments of $1,250.0 million (with the right to increase capacity up to an additional $500.0 million upon the receipt of lender commitments).

(2)	Balance reflects the principal amount and not the carrying amount as of June 30, 2024.

DESCRIPTION OF NOTES

The following description of the particular terms of the Notes offered hereby supplements and, to the extent inconsistent with, supersedes the description of the general terms and provisions of debt securities set forth under “Description of Debt Securities” in the accompanying prospectus.

The following summary of certain provisions of the Indenture and the Notes does not purport to be complete, and is subject to, and qualified in its entirety by reference to, all the provisions of the Indenture (as defined below) and the Notes, including the definitions therein of certain terms. Because the following is only a summary, it does not contain all of the information that you may find useful in evaluating an investment in the Notes. We urge you to read the Indenture (including definitions of terms used therein) because it, and not this description, defines your rights as a beneficial holder of the Notes. You may obtain a copy of the Indenture from us upon request, as set forth under “Where You Can Find Additional Information; Incorporation by Reference” in this prospectus supplement.

For purposes of this “Description of Notes,” references to the “Company,” “we,” “our” and “us” refer only to Cadence Design Systems, Inc. and not to its subsidiaries. Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Indenture.

General

The Company will issue the Notes under an indenture, dated as of the initial issue date of the Notes, as supplemented by a supplemental indenture to be dated as of the initial issue date of the Notes (as so supplemented, the “Indenture”) between itself and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The 20 Notes, the 20 Notes and the 20 Notes each comprise a separate series of debt securities issued under the Indenture.

Ranking

The Notes will be:

•	the general unsecured, senior obligations of the Company;

•	equal in right of payment with any existing and future senior Indebtedness of the Company, without giving effect to any collateral arrangements;

•	senior in right of payment to any future Subordinated Obligations of the Company;

•	structurally subordinated to all liabilities of any Subsidiary; and

•	effectively subordinated to all Secured Indebtedness of the Company to the extent of the value of the pledged assets.

The Indenture will not limit the amount of Indebtedness that the Company and its Subsidiaries may Incur (other than certain Secured Indebtedness as provided below) and such Indebtedness may be substantial and structurally senior to the Notes. As of June 30, 2024, outstanding Indebtedness of the Company (excluding intercompany liabilities) was $1,350.0 million, none of which was secured, and the Company had commitments of $700.0 million available to it under the Prior Revolving Credit Facility, with the right to request increased capacity up to an additional $350.0 million upon the receipt of lender commitments. In August 2024, the Company entered into the New Revolving Credit Facility, which replaced the Prior Revolving Credit Facility. The New Revolving Credit Facility provides for aggregate commitments of $1,250.0 million with the right to request increased capacity up to an additional $500.0 million upon the receipt of lender commitments, for total maximum borrowings of $1,750.0 million, which, if borrowed, would rank equally with the Notes. As of

June 30, 2024, our Subsidiaries had approximately $525 million of liabilities, including debt, trade payables and accrued liabilities, but excluding intercompany liabilities and deferred revenue, all of which would have been structurally senior to the Notes.

Principal, Interest and Maturity

The 20 Notes will initially be issued in an aggregate principal amount of $    . Interest on the 20 Notes will accrue at a rate of % per annum. The 20 Notes will mature on     , 20 .

The 20 Notes will initially be issued in an aggregate principal amount of $    . Interest on the 20 Notes will accrue at a rate of % per annum. The 20 Notes will mature on    , 20 .

The 20 Notes will initially be issued in an aggregate principal amount of $    . Interest on the 20 Notes will accrue at a rate of % per annum. The 20 Notes will mature on    , 20 .

Interest on the Notes will:

•	accrue from , 2024 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or provided for:

•

be payable semi-annually in arrears on    and     of each year, commencing on    , 2025 (each, an “Interest Payment Date”), to the Holders of record at the close of business on the    and    immediately preceding; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest on the Notes will be paid to, but excluding, the relevant Interest Payment Date.

Additional Notes

We may, from time to time, issue additional Notes of each series of Notes offered by this prospectus supplement, without limitation and without your consent, in accordance with the Indenture. If we issue additional Notes of a series, they will have the same terms and conditions as the Notes of such series being offered by this prospectus supplement in all respects (except for the issue date, price to public, the initial interest payment date (if applicable) and the payment of interest accruing prior to the issue date of the additional Notes of such series) so that such additional Notes may be consolidated and form a single series with the Notes of such series offered by this prospectus supplement. If any additional Notes of such series are not fungible with the Notes of such series offered by this prospectus supplement for U.S. federal income tax purposes, the additional Notes will have separate CUSIP and ISIN numbers.

Optional Redemption

Prior to    , 20 , in the case of the 20 Notes (    month(s) prior to the maturity date of the 20 Notes) (the “20   Notes Par Call Date”),    , 20 , in the case of the 20 Notes (   month(s) prior to the maturity date of the 20 Notes) (the “20 Notes Par Call Date”) or   , 20 , in the case of the 20 Notes (   month(s) prior to the maturity date of the 20 Notes) (the “20 Notes Par Call Date,” and together with the 20 Notes Par Call Date and the 20 Notes Par Call Date, each a “Par Call Date”), we may redeem such series of Notes at our option, at any time in whole or from time to time in part, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; and

•	(a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed, in each case discounted to the redemption date (assuming the Notes of such series matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus (i)  basis points, in the case of the 20 Notes, (ii)  basis points, in the case of the 20 Notes, or (iii)  basis points, in the case of the 20 Notes, less (b) interest accrued thereon to the date of redemption, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

At any time on or after the applicable Par Call Date, we may redeem the applicable series of Notes in whole or in part, at any time from time to time, at our option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the Notes to be redeemed to, but excluding, the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities-Treasury constant maturities-Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”);or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, we shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

The calculation or determination of the redemption price shall be made by us or on our behalf by such person as we shall designate. For the avoidance of doubt, the calculation or determination of the redemption price shall not be the obligation or responsibility of the Trustee or Paying Agent.

Notice of redemption will be mailed or sent electronically pursuant to applicable DTC procedures at least 10 but not more than 60 days before the redemption date to each Holder of record of the Notes to be redeemed at its registered address (with a copy to the Trustee); provided, however, that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued as set forth below under “Defeasance and Discharge—Satisfaction and Discharge” or, in the case of a redemption that is subject to one or more conditions precedent, if the redemption date is extended as described below.

In connection with any redemption of Notes, any such redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of a related transaction, financing or event. The redemption date of any redemption that is subject to satisfaction of one or more conditions precedent may, in the Company’s discretion and to the extent stated in the applicable redemption notice, be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and any notice with respect to such redemption may be modified, extended or rescinded in the event that any or all such conditions shall not have yet been satisfied (or waived by the Company in its sole discretion) by the redemption date, or by the redemption date so delayed (which may exceed 60 days from the date of the redemption notice in such case), by providing notice thereof to the Trustee and Holders of the Notes to be redeemed.

If less than all of the Notes of any series are to be redeemed at any time, and the Notes of such series are global securities, the Notes to be redeemed will be selected by DTC in accordance with its standard procedures. If the Notes to be redeemed are not global securities then held by DTC, the Trustee will select Notes to be redeemed on a pro rata basis, by lot, or by any other method the Trustee deems fair and appropriate. No Notes of a principal amount of $2,000 or less will be redeemed in part. The notice of redemption for the Notes will state, among other things, the amount of Notes to be redeemed, the redemption date, the manner in which the redemption price will be calculated, the place or places that payment will be made upon presentation and surrender of notes to be redeemed and any conditions precedent to the effectiveness of the redemption.

Unless we default in the payment of the applicable redemption price, on and after the redemption date interest will cease to accrue on any Notes or portions thereof that have been called for redemption.

Mandatory Redemption; Open Market Purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase the Notes as described under the caption “—Repurchase at the Option of Holders.”

The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Repurchase at the Option of Holders

If a Change of Control Triggering Event occurs with respect to a series of Notes, unless the Company has exercised its right to redeem all of such Notes as described under “—Optional Redemption,” the Company will make an offer to each Holder of such Notes to purchase such Notes (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the right of Holders of record on the applicable record date to receive any interest due on the Change of Control Payment Date (as defined below).

Within 30 days following the date upon which any Change of Control Triggering Event has occurred or, at the Company’s option, prior to any Change of Control, but after the public announcement of the transaction that constitutes or may constitute the Change of Control, unless the Company has exercised its right to redeem all of the Notes as described under “—Optional Redemption,” the Company will send or deliver electronically a notice of such Change of Control Offer to each Holder or otherwise deliver notice in accordance with the applicable procedures of the depositary, with a copy to the Trustee, stating, among other things, the purchase date (which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed or delivered electronically (or, in the case of a notice mailed or delivered electronically prior to the date of consummation of a Change of Control, no earlier than the date of the occurrence of the Change of Control), other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed or delivered electronically prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)

accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer, provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of notes so tendered; and

(3)

deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of each series of Notes or portions of such Notes being purchased by the Company in accordance with the terms of this covenant.

The Paying Agent will promptly mail (or otherwise deliver in accordance with the applicable procedures of DTC) to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or otherwise deliver in accordance with the applicable procedures of DTC) (or cause to be transferred by book entry) to each Holder a new Note (it being understood that, notwithstanding anything in the Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate will be required for the Trustee to authenticate and mail or deliver such new Note) equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest to the Change of Control Payment Date will be paid on the Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such record date.

The Change of Control Triggering Event provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the Indenture does not contain provisions that permit the Holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company hereunder and such third party purchases all Notes properly tendered and not withdrawn under its offer in accordance with such requirements.

In addition, the Company will not purchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the change of control payment upon a Change of Control Triggering Event.

If Holders of not less than 90% in aggregate principal amount of outstanding Notes of such series validly tender and do not withdraw such notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company, as described above, purchases all of the Notes of such series validly tendered and not withdrawn by such Holders, all of the Holders will be deemed to have consented to such Change of Control Offer and, accordingly, the Company will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes of such series that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date)

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the Company’s assets and the assets of its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to purchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the Company’s assets and the assets of its subsidiaries taken as a whole to another person may be uncertain.

Certain Covenants

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to create, Incur, assume or suffer to exist any Lien upon any Principal Property or Capital Stock of Restricted Subsidiaries, whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness, unless prior to or contemporaneously with the Incurrence of such Liens, the Notes (together with, at the option of the Company, any other Indebtedness or Guarantees of the Company or any of its Restricted Subsidiaries ranking equally in right of payment with the Notes or such Guarantee) are equally and ratably secured with, or, at the option of the Company, prior to, such secured Indebtedness.

Any Lien created for the benefit of Holders pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release and discharge of each of the related Liens described above.

The foregoing restriction shall not apply to, and there shall be excluded from Indebtedness (or any Guarantee thereof) in any computation under such restriction, Indebtedness (or any Guarantee thereof) secured by:

(1)	Liens on any property or assets existing at the time of the acquisition thereof;

(2)	Liens granted following the Issue Date, created in favor of the Holders of the Notes or other series of Notes under the Indenture;

(3)

Liens on property or assets of a Person (and its subsidiaries) existing at the time such Person is acquired or merged with or into or consolidated with the Company or a Subsidiary of the Company or at the time of a sale, lease or other disposition of the properties or assets of such Person (or a division thereof) as an entirety or substantially as an entirety to the Company or a Subsidiary of the Company; provided that any such Lien does not extend to any property or assets owned by the Company or any Subsidiary of the Company immediately prior to such merger, consolidation, sale, lease or disposition;

(4)	Liens in favor of the Company or a Subsidiary of the Company;

(5)	Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(6)

landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than forty-five days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(7)	pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(8)

deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(9)	Liens securing judgments (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under “—Events of Default”;

(10)

Liens securing purchase money indebtedness (including obligations in respect of capital leases and Synthetic Lease Obligations) incurred following the Issue Date issued to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, together with any accessions thereof; and (ii) such Liens attach to such property concurrently with or within 270 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or assets or (b) the placing in operation of such property or assets;

(11)

(i) normal and customary rights of setoff upon, and banker’s liens granted in respect of, deposits of cash in favor of banks or other depository institutions, and (ii) customary Liens granted in the ordinary course of business in connection with any banking services agreement; provided that no Liens granted in connection with a banking services agreement shall extend to specific cash collateral pledged by the Company or any Subsidiary to support such banking services agreement;

(12)	Liens on assets of foreign Subsidiaries that do not secure Indebtedness;

(13)	Liens on cash and cash equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(14)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(15)	Liens arising by operation of law in favor of issuers of letters of credit in the documents presented under a letter of credit;

(16)

Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments; and

(17)

Liens securing Indebtedness which are incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the Indenture so long as such Liens are limited to all or part of substantially the same Principal Property which secured the Liens extended, renewed or replaced and the amount of Indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premium, fees or penalties)) incurred in connection with any extension, renewal or refinancing.

Notwithstanding the restrictions described above, the Company and its Restricted Subsidiaries may create, Incur or assume Liens in addition to those permitted by the preceding paragraph, and renew, extend or replace those Liens, provided that at the time of and after giving effect to the creation, incurrence, assumption, renewal, extension or replacement, Aggregate Debt would not exceed the greater of (x) $500.0 million and (y) 15% of Consolidated Total Assets.

Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary of the Company to, enter into any Sale and Leaseback Transaction with respect to any Principal Property unless:

(1)	the Sale and Leaseback Transaction is solely with the Company or another Subsidiary of the Company;

(2)	the lease is for a period not in excess of 36 months (or which may be terminated by the Company or such Restricted Subsidiary), including renewals;

(3)

the Company or such Restricted Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1)-(17) of the second paragraph under the heading “—Limitation on Liens,” without equally and ratably securing the notes then outstanding under the Indenture, to create, Incur, issue, assume or Guarantee Indebtedness secured by a Lien on such property or assets in the amount of the Attributable Debt arising from such Sale and Leaseback Transaction; or

(4)

the Company or such Restricted Subsidiary within 270 days after the sale of such property or assets in connection with such Sale and Leaseback Transaction is completed, applies an amount equal to the net proceeds of the sale of such property or assets to (i) the retirement of Notes, other Funded Debt of the Company ranking on a parity with the Notes or Funded Debt of a Subsidiary of the Company or (ii) the purchase of additional property or assets.

Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may enter into any Sale and Leaseback Transaction which would otherwise be subject to the foregoing restrictions if after giving effect thereto and at the time of determination, Aggregate Debt does not exceed the greater of (x) $500.0 million and (y) 15% of Consolidated Total Assets.

Reports

So long as the Notes are outstanding, at any time that the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will furnish to the Trustee and make available on the Company’s website copies of such annual and quarterly reports and such information, documents and other reports as are required under Sections 13 and 15(d) of the Exchange Act and applicable to the Company within 15 days after the date such information, documents or other reports were filed with the SEC. Reports, information and documents filed with the SEC via the EDGAR system (or any successor electronic delivery procedure) will be deemed to be delivered to the Trustee and transmitted to the Holders as of the time of such filing via EDGAR (or any successor electronic delivery procedure).

Notwithstanding the foregoing, the Company will not be deemed to have failed to comply with any of its obligations under this section until 30 days after the date any information, document or other report hereunder is due.

Delivery of reports, information and documents to the Trustee under this section is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive or actual notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Merger and Consolidation

The Company will not consolidate with or merge with or into or wind up into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (in one or more related transactions), to any Person unless:

(1)

the resulting, surviving or transferee Person (the “Successor Company”) is a corporation, partnership, trust or other entity organized and validly existing under the laws of the United States of America, any state or territory thereof or the District of Columbia, and, if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under such laws;

(2)

the Successor Company (if other than the Company) expressly assumes all of the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture, executed and delivered to the Trustee;

(3)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4)	the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel in connection with the foregoing.

Subject to certain limitations described below, the Successor Company will succeed to, and be substituted for, the Company under the Indenture and the Notes. Notwithstanding the foregoing,

(1)	any Subsidiary of the Company may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company or any other Subsidiary of the Company; and

(2)

the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating or forming the Company in another state or territory of the United States or the District of Columbia, so long as the amount of Indebtedness of the Company and its Subsidiaries is not increased thereby.

Upon any consolidation, merger, winding up, sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company in accordance with this covenant, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such Successor Company had been named as the Company therein and thereafter the Company shall be relieved of all obligations and covenants under the Indenture and the notes; provided that, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the notes.

Events of Default

Each of the following is an “Event of Default” with respect to each series of Notes:

(1)	default in the payment of principal or premium, if any, on any Note of such series when due at its stated maturity, upon acceleration, redemption, mandatory repurchase, upon declaration or otherwise;

(2)

default in any payment of interest on any Note of such series when due and payable, and such default continues for a period of 30 days (unless the entire amount of the payment is deposited by the Company with the Trustee or with a paying agent prior to the expiration of the 30-day period);

(3)

failure by the Company to comply with its agreements contained in the Indenture (other than those referenced in clauses (1) and (2) above) and such failure continues for 90 days after written notice as provided below; or

(4)	certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary.

However, a default under clause (3) of this paragraph will not constitute an Event of Default with respect to a series of Notes until the Trustee notifies the Company or the Holders of at least 25% in principal amount of the then outstanding Notes of such series notify the Company and the Trustee of the default and the Company does not cure such default within the time specified in clause (3) of this paragraph after receipt of such notice.

No Event of Default with respect to a particular series of Notes (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of Notes.

If an Event of Default with respect to Notes of any series at the time outstanding other than an Event of Default described in clause (4) above with respect to the Company) occurs and is continuing, the Trustee by written notice to the Company, specifying the Event of Default, or the Holders of at least 25% in principal amount of the then outstanding Notes of such series by written notice to the Company and the Trustee, may, declare the entire principal, premium, if any, and interest accrued thereon, if any, on all the Notes of such series to be due and payable. Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable immediately. If an Event of Default described in clause (4) above occurs with respect to the Company and is continuing, the principal, premium, if any, and interest accrued thereon, if any, on all the Notes will become due and payable immediately without any notice or other action by any Holder or the Trustee. At any time after a declaration or acceleration with respect to a series of Notes has been made but before judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the Notes of such series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to Notes of such series, have been cured or waived as provided in the Indenture. For the avoidance of doubt, the consent of the Holders of 100% in principal amount of the Notes of such series is required to annul an acceleration due to the failure to pay principal or interest.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)	the Holders of at least 25% in aggregate principal amount of the then outstanding Notes of such series have made a written request to the Trustee to pursue the remedy;

(3)

such Holders have offered the Trustee, and if requested, provided, indemnity satisfactory to the Trustee against any loss, costs, liabilities or expenses to be incurred in compliance with such request;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity; and

(5)

within such 60-day period, the Holders of a majority in aggregate principal amount of the then outstanding Notes of such series have not given the Trustee a direction that is inconsistent with such request.

Subject to certain restrictions, the Holders of a majority in aggregate principal amount of the outstanding Notes of each series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture and the Notes at the request or direction of any of the Holders unless such Holders have offered to the Trustee, and if requested, provided, indemnity or security satisfactory to it against any costs, liabilities or expense.

Amendments and Waivers

Except as provided in the next two succeeding paragraphs, the Indenture and the Notes may be amended or supplemented with respect to any series of Notes with the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions with respect to a series of Notes may be waived with the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each affected Holder, no amendment, supplement or waiver may (with respect to any Notes held by a non-consenting Holder), among other things:

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the stated rate of interest or extend the stated time for payment of interest on any Note;

(3)	reduce the principal of or extend the stated maturity of any Note;

(4)

waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes of such series (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes of such series with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5)

reduce the premium payable upon the redemption of any Note or change the time at which any note may be redeemed as described above under “—Optional Redemption” or, following the occurrence of a Change of Control Trigger Event, reduce the premium payable upon repurchase of any Note or change the time at which any note must be repurchased as described above under “—Repurchase at the Option of Holders”;

(6)	make any note payable in a currency other than that stated in the Note;

(7)

impair the right of any Holder to receive payment of principal, premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; or

(8)	make any change in the amendment or waiver provisions which require each Holder’s consent.

Notwithstanding the foregoing, without the consent of any Holder, the Company and the Trustee may amend the Indenture and the Notes to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	comply with the covenant described above under “—Certain Covenants—Merger and Consolidation”;

(3)	provide for uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(4)	to comply with the rules of any applicable depositary;

(5)	to add Guarantees with respect to either or both series of Notes or to secure the Notes;

(6)

add covenants of the Company and its Subsidiaries or Events of Default for the benefit of Holders of both or either series of Notes or to make changes that would provide additional rights to the Holders of both or either series of Notes or to surrender any right or power conferred upon the Company;

(7)

make any change that does not adversely affect the legal rights under the Indenture or the Notes of any Holder in any material respect, including any changes that only apply to other series of debt securities;

(8)	comply with any requirement of the SEC in connection with any required qualification of the Indenture under the Trust Indenture Act;

(9)

evidence and provide for the acceptance of an appointment under the Indenture of a successor trustee and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

(10)

make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(11)	establish additional series of notes as permitted by the Indenture;

(12)

to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination shall not become effective with respect to any outstanding Notes created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision; or

(13)	conform the text of the Indenture or the terms of the Notes to any provision of this “Description of Notes.”

A supplemental indenture that changes or eliminates any covenant, event of default or other provision of the Indenture that has been expressly included solely for the benefit of one or more particular series of Notes or other debt securities, if any, or which modifies the rights of the holders of debt securities of such series with respect to such covenant, event of default or other provision, shall be deemed not to affect the rights under the Indenture of the holders of debt securities of any other series.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. A consent to any amendment, supplement or waiver under the Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

Defeasance and Discharge

Legal and Covenant Defeasance

When the Company uses the term defeasance, the Company means discharge from some or all of its obligations under the Indenture. If the Company irrevocably deposits with the Trustee money and/or Government Securities sufficient to make payments of all principal, premium, if any, and interest on a series of Notes on the dates those payments are due and payable or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes of such series are being defeased to maturity or to a particular redemption date (provided that upon any redemption that requires the payment of an amount over 100% of the principal amount of the Notes of such series to be redeemed, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the redemption price of the Notes of such series to be redeemed calculated as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of the redemption) and complies with all other conditions to defeasance set forth in the Indenture, then, at the Company’s option, either of the following will occur:

•	the Company will be discharged from its obligations with respect to the Notes of such series, which is referred to in this prospectus supplement as “legal defeasance”; or

•

the Company will no longer have any obligation to comply with the restrictive covenants under the Indenture (including the covenants described under “—Certain Covenants” and “—Repurchase at the Option of Holders”) with respect to such series of Notes, and the related events of default will no longer apply to the Company, but some of the Company’s other obligations under the Indenture and the Notes of such series, including the obligation to make payments on those Notes, will survive, which are collectively referred to in this prospectus supplement as “covenant defeasance”;

provided that no default with respect to the outstanding Notes has occurred and is continuing at the time of such deposit after giving effect to the deposit (other than an event of default resulting from the borrowing of funds to be applied to such deposit and the grant of any lien or security securing such borrowings).

If the Company legally defeases a series of Notes, the Holders of the Notes of such series affected will not be entitled to the benefits of the Indenture, except for:

•	the rights of Holders to receive principal, premium, if any, interest and the redemption price when due;

•	the Company’s obligation to register the transfer or exchange of Notes of such series; and

•	the Company’s obligation to replace mutilated, destroyed, lost or stolen Notes of such series.

The Company may legally defease any series of Notes notwithstanding any prior exercise by the Company of its option of covenant defeasance.

The Company will be required to deliver to the Trustee an Opinion of Counsel that the deposit and related defeasance would not cause the beneficial owners of the Notes of such series to recognize income, gain or loss for U.S. federal income tax purposes and that the beneficial owners would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred.

Satisfaction and Discharge

The Company may discharge its obligations under the Indenture with respect to any series of Notes while Notes remain outstanding if (1) the Company has delivered to the Trustee for cancellation all outstanding Notes of such series (with certain limited exceptions) or (2) all Notes of such series not previously delivered to the Trustee for cancellation have become due and payable, are by their terms to become due and payable within one year, or all outstanding Notes of such series issued under the Indenture are scheduled for redemption within one year, and in each case, the Company has deposited with the Trustee an amount sufficient to pay and discharge all outstanding Notes of such series issued under the Indenture on the date of their scheduled maturity or the scheduled date of the redemption, as the case may be, paid all other amounts payable under the Indenture and delivered to the Trustee all certificates required by the Indenture. With respect to any redemption that requires the payment of an amount over 100% of the principal amount of the Notes to be redeemed, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the redemption price of the Notes to be redeemed calculated as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of the redemption.

Limited Liability of Certain Persons

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Company, or of any successor corporation or any of the Company’s affiliates, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities law.

Concerning the Trustee

U.S. Bank Trust Company, National Association, will initially act as the Trustee, Registrar and Paying Agent for the Notes, subject to replacement due to resignation or at the option of the Company. The Trustee assumes no responsibility for the accuracy or completeness of the information contained in this prospectus supplement or the related documents.

Payments on the Notes; Paying Agent and Registrar

We will pay, or cause to be paid, the principal, premium, if any, and interest on the Notes at the office or agency designated by the Company, except that we may, at our option, pay interest on the Notes by check mailed to Holders at their registered address set forth in the Registrar’s books. We have initially designated the corporate trust office of the Trustee to act as our paying agent (the “Paying Agent”) and registrar (the “Registrar”). We may, however, change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

We will pay the principal, premium, if any, and interest on Notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered Holder of such global notes.

Subject to the requirements of any applicable abandoned property laws, the Trustee and Paying Agent shall pay to the Company upon written request any money held by them for payments on the Notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to the Company, Holders entitled to the money must look to us for payment. In that case, all liability of the Trustee or Paying Agent with respect to that money will cease.

Governing Law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Debt” means, the sum, without duplication, of the following items outstanding as of the date Aggregate Debt is being determined:

(A)

Indebtedness of the Company and its Restricted Subsidiaries incurred after the Issue Date and secured by Liens created or assumed or permitted to exist pursuant to the last paragraph of “—Certain Covenants—Limitations on Liens”; and

(B)

Attributable Debt of the Company and the Restricted Subsidiaries of the Company in respect of Sale and Leaseback Transactions with respect to any Principal Property (with the exception of such transactions that are permitted under clauses (1)-(4) of the first sentence of the first paragraph under “—Limitation on Sale and Leaseback Transactions”).

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, as at the time of determination, the lesser of: (1) the fair market value of the assets subject to such Sale and Leaseback Transaction (as determined in good faith by the Board of Directors of the Company); and (2) the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP.

“Board of Directors” means:

(1)	with respect to a corporation, the Board of Directors of the corporation or (other than for purposes of determining a Change of Control) any duly authorized committee of the Board of Directors;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

“Change of Control” means the occurrence of any of the following:

(1)

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as such term is used in Sections 13(d)(3) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company on a fully diluted basis, measured by voting power rather than number of shares; provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act);

(2)

the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Company’s Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing a majority of the voting power of the Voting Stock of the surviving Person (or is parent) immediately after giving effect to such transaction; or

(3)

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our Subsidiaries, taken as a whole, to one or more persons or groups (other than our Company or one of our direct or indirect Subsidiaries), provided that none of the circumstances in this clause (3) will be deemed a Change of Control if the persons that beneficially own our Voting Stock immediately prior to the transaction own, directly or indirectly, shares with a majority of the total voting power of all outstanding Voting Stock of the surviving or transferee person immediately following the transaction; or

(4)	the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company, (2) the holders of a majority of the aggregate voting power of the Voting Stock of the Company, immediately prior to such transaction, hold securities of such holding company that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of such holding company and (3) no “person” or

“group” of related persons (other than such holding company) becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company.

“Change of Control Triggering Event” means, with respect to a series of Notes, the occurrence of both a Change of Control and a Rating Event. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Total Assets” means, as of any date of determination, the consolidated total assets of the Company and its Subsidiaries as of such date as set forth on the most recent balance sheet of the Company and its Subsidiaries, computed in accordance with GAAP.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Funded Debt” means all Indebtedness having a maturity of more than 12 months from the date as of which determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower.

“GAAP” means generally accepted accounting principles in the United States as in effect as of the Issue Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as is approved by a significant segment of the accounting profession. Unless otherwise specified, all ratios and computations, contained in the Indenture will be computed in conformity with GAAP.

“Guarantee” means (1) any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and (2) any obligation, direct or indirect, contingent or otherwise, of such Person:

(a)

to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(b)

entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business.

“Holder” means a Person in whose name a note is registered on the Registrar’s books.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money; and

(2)	the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments.

For avoidance of doubt, (a) obligations in respect of hedging transactions and cash management obligations, (b) accrued payables and trade credit and (c) obligations in respect of taxes shall not be Indebtedness

“interest” with respect to the Notes means interest with respect thereto.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc., BBB- (or the equivalent) by Standard & Poor’s Ratings Group, Inc. and BBB- (or the equivalent) by Fitch Ratings, Inc., or any other equivalent rating by any Rating Agency, in each case, with a stable or better outlook.

“Issue Date” means      , 2024.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof or sale/leaseback, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“New Revolving Credit Facility” means the Credit Agreement, dated as of August 14, 2024, among the Company, Bank of America, N.A., as administrative agent, and the lenders parties thereto from time to time, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder).

“Officer” means the Chairman of the Board, the chief executive officer, the president, the chief financial officer, any executive vice president, senior vice president or vice president, the treasurer or the secretary of the Company or, in the event that the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company.

“Officer’s Certificate” means a certificate signed by an Officer of the Company that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” means any land (together with improvements thereto and buildings erected thereon), or building and fixtures comprising a part thereof, in each case, owned or leased by the Company or any Restricted Subsidiary and located in the United States, the gross book value (after deduction of any reserve for depreciation) of which on the date as of which the determination is being made is an amount which exceeds 2.0% of Consolidated Total Assets, other than any such land, building, structure or other facility or portion thereof which, in the opinion of the Board of Directors, is not of material importance to the total business conducted by the Company and its Subsidiaries, considered as one enterprise; provided further, that the land, improvements, building, structure and fixtures comprising the Company’s campus in San Jose, California shall be considered as a whole for the purpose of this definition and any successor campus would be similarly treated.

“Prior Revolving Credit Facility” means the Credit Agreement, dated June 30, 2021, among the Company, Bank of America, N.A., as administrative agent, and the lenders parties thereto.

“Rating Agency” means each of Standard & Poor’s Ratings Group, Inc., Moody’s Investors Service, Inc. or Fitch Ratings, Inc. or, if Standard & Poor’s Ratings Group, Inc., Moody’s Investors Service, Inc. or Fitch Ratings, Inc. or any of them shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s Ratings Group, Inc., Moody’s Investors Service, Inc. or Fitch Ratings, Inc., as the case may be.

“Rating Event” means, with respect to a series of Notes, that the rating of such Notes is lowered by two of the three Rating Agencies (if such Notes at such time are rated by three Rating Agencies) or by both Rating Agencies (if such Notes at such time are rated by two Rating Agencies) and such Notes cease to be rated Investment Grade by at least two of the three Rating Agencies (if such Notes at such time are rated by three Rating Agencies) or by both Rating Agencies (if such Notes at such time are rated by two Rating Agencies), on any day during the period (the “Trigger Period”) commencing on the earlier of (a) the first public notice of the occurrence of a Change of Control or (b) the public announcement by us of our intention to effect a Change of Control, and ending 60 days after consummation of such Change of Control (which period will be extended for as long as the rating of the Notes of such series is under publicly announced consideration for possible downgrade by at least two of the three Rating Agencies (if such Notes at such time are rated by three Rating Agencies) or by both Rating Agencies (if such Notes at such time are rated by two Rating Agencies)); provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Events for purposes of the definition of Change of Control Triggering Event), if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its or the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“Restricted Subsidiary” means any Subsidiary which, at the time of determination, owns or is a lessee pursuant to a capital lease of any Principal Property.

“Sale and Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Subsidiary transfers such property to a Person (other than the Company or any of its Subsidiaries) and the Company or a Subsidiary leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the execution of the Indenture the SEC is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the Notes pursuant to its terms.

“Subsidiary” of any Person means (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (2) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (1) and (2), at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the Notes issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the Notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of the Notes.

This discussion is limited to holders who hold the Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion is limited to persons purchasing the Notes for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the Notes is sold to the public for cash). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding the Notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell the Notes under the constructive sale provisions of the Code; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account in an applicable financial statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the Notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR

SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax Consequences Applicable to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a Note that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Stated Interest

Stated interest on a Note generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes.

Original Issue Discount

The Notes are not expected to be issued with original issue discount (“OID”) for U.S. federal income tax purposes. The Notes will, however, generally be treated as issued with OID if the stated principal amount of the Notes exceeds their issue price (as described above) by an amount equal to or greater than a statutorily defined de minimis amount. Generally, de minimis OID is equal to 0.0025 of the stated principal amount of the Notes multiplied by the number of complete years to maturity. In the event that the Notes are issued with OID, U.S. Holders of the Notes will generally be required to include such OID in gross income (as ordinary income) for U.S. federal income tax purposes on an annual basis under a constant yield accrual method regardless of the U.S. Holder’s regular method of tax accounting. As a result, U.S. Holders will generally include any OID in income in advance of the receipt of cash attributable to such income.

In the event that the Notes are issued with OID, the amount of OID includible in income by a U.S. Holder is the sum of the “daily portions” of OID with respect to a Note for each day during the taxable year or portion thereof in which such U.S. Holder holds such Note (“accrued OID”). A daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID that accrued in such period. The “accrual period” of a Note may be of any length up to one year and may vary in length over the term of the Note, provided that each scheduled payment of principal or stated interest occurs either on the first or last day of an accrual period. The amount of OID that accrues with respect to any accrual period is the excess of (i) the product of the Note’s “adjusted issue price” at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such period, over (ii) the amount of stated interest allocable to such accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of a Note at the start of any accrual period is generally equal to its issue price, increased by the accrued OID for each prior accrual period. Under these rules, a U.S. Holder will have to include in income increasingly greater amounts of OID in successive accrual periods.

A U.S. Holder may elect, subject to certain limitations, to include in gross income all interest on a Note as OID and calculate the amount includible in gross income on a constant yield basis as described above. For purposes of this election, interest includes stated interest, OID and de minimis OID. This election is made for the taxable year in which the U.S. Holder acquired the Note and may not be revoked without the consent of the IRS. U.S. Holders should consult their tax advisors about this election.

Sale or Other Taxable Disposition

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a Note. The amount of such gain or loss will generally equal the difference between the amount received for the Note in cash or other property valued at fair market value (less amounts attributable to any accrued but unpaid stated interest, which will be taxable as interest to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will be equal to the amount the U.S. Holder paid for the Note, increased by OID (if any) previously included in income with respect to the Note. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of sale or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives payments on a Note (including with respect to any accrued OID) or receives proceeds from the sale or other taxable disposition of a Note (including a redemption or retirement of a Note). Certain U.S. Holders are exempt from information reporting and backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•

the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Consequences Applicable to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of a Note that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Payments of Interest

Subject to the discussion below regarding backup withholding and FATCA (as defined below), payments of interest, including any accrued OID, on a Note to a Non-U.S. Holder that is not effectively connected with the

Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax or withholding of 30% (or such lower rate specified by an applicable income tax treaty) provided that:

•	the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a controlled foreign corporation related to us through actual or constructive stock ownership; and

•

either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Note on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds its Note directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

If a Non-U.S. Holder does not satisfy the requirements above, such Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding on such interest (including any accrued OID) as a result of an applicable tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established.

If interest, including any accrued OID, paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such interest is attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest, including any accrued OID, paid on a Note is not subject to withholding because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

Any such effectively connected interest (including any accrued OID) generally will be subject to U.S. federal income tax at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest (including any accrued OID), as adjusted for certain items.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest, including the payment of any accrued OID, and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, redemption, retirement or other disposition of a Note (such amount excludes any amount allocable to accrued and unpaid interest, including any accrued OID, which generally will be treated as interest and may be subject to the rules discussed above under “—Payments of Interest”) unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of interest, including any accrued OID, to a Non-U.S. Holder generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder certifies its non-U.S. status as described above under “—Payments of Interest.” However, information returns are required to be filed with the IRS in connection with any interest, including any accrued OID, paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of a Note (including a retirement or redemption of the Note) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of a Note paid outside the United States and conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on (including any accrued OID), or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, a Note paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of interest on a Note (including any accrued OID). While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of a Note, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the Notes.

UNDERWRITING

Subject to the terms and conditions contained in the underwriting agreement dated the date of this prospectus supplement among us and the underwriters, we have agreed to sell to the underwriters named below, for which J.P. Morgan Securities LLC, BofA Securities, Inc. and HSBC Securities (USA) Inc. are acting as representatives, and the underwriters have severally agreed to purchase from us, the following respective principal amounts of the Notes:

Underwriter	Aggregate Principal Amount of 20 Notes	Aggregate Principal Amount of 20 Notes	Aggregate Principal Amount of 20 Notes
J.P. Morgan Securities LLC	$	$	$
BofA Securities, Inc.
HSBC Securities (USA) Inc.

Total	$	$

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase Notes from us, are several and not joint. Those obligations are also subject to various conditions in the underwriting agreement being satisfied. The underwriting agreement provides that the underwriters will purchase all of the Notes being sold pursuant to the underwriting agreement if any of them are purchased. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters initially propose to offer the Notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the Notes to selected dealers at the public offering price less a concession of up to  % of the aggregate principal amount of the 20 Notes,  % of the aggregate principal amount of the 20 Notes and   % of the aggregate principal amount of the 20 Notes. In addition, the underwriters may allow, and those selected dealers may reallow, a discount not in excess of   % of the aggregate principal amount of the 20 Notes,   % of the aggregate principal amount of the 20 Notes and   % of the aggregate principal amount of the 20 Notes. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell Notes through certain of their affiliates.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with the offering of the Notes:

Paid by Us
Per 20 Note		%
Per 20 Note		%
Per 20 Note		%
Total	$

We estimate that our total expenses (excluding underwriting discounts) for this offering will be $    .

In the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

Each series of Notes is a new issue of securities with no established trading market. We do not intend to apply for the Notes to be listed on any securities exchange or arrange for the Notes to be quoted on any automated quotation system. The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market making in the Notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for any series of the Notes.

Price Stabilization and Short Positions

In connection with the offering of the Notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may have the effect of preventing or retarding a decline in the market price of the Notes or cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time. However, there is no assurance that the underwriters will undertake any stabilization action.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory and commercial dealings with us and our affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In particular, affiliates of J.P. Morgan Securities LLC, BofA Securities, Inc. and HSBC Securities (USA) Inc. are agents and lenders under our revolving credit facility.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes. Any such credit default swaps and short positions could adversely affect future trading prices of the Notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Certain of the underwriters and/or their affiliates may be holders of our outstanding 4.375% Senior Notes due 2024 (the “2024 Notes”).

Conflicts of Interest

As described in the “Use of Proceeds” section of in this prospectus supplement, we intend to use the net proceeds from this offering for general corporate purposes, which may include repayment of outstanding indebtedness. We expect to use a portion of the net proceeds from this offering to repay amounts outstanding under our 2025 Term Loan and our 2026 Term Loan. Accordingly, certain of the underwriters and/or their affiliates who may be holders of our 2025 Term Loan and 2026 Term Loan may receive a portion of the proceeds of the offering. If any one underwriter, together with its affiliates, were to receive 5% or more of the net proceeds of this offering by reason of any such repayment, such underwriters would be deemed to have a “conflict of interest” within the meaning of Financial Industry Regulatory Authority (“FINRA”) Rule 5121. Accordingly, this offering will be conducted in accordance with Rule 5121. However, in accordance with FINRA Rule 5121, no “qualified independent underwriter” is required because the Notes are investment grade-rated by one or more nationally recognized statistical rating agencies.

Settlement

We expect that the delivery of the Notes will be made against payment therefor on or about      , 2024, which will be the   business day following the date of pricing of the Notes (such settlement cycle being herein referred to as “T+  ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the date that is more than one business day preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle T+    , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade Notes prior to the date that is more than one business day preceding the settlement date should consult their own advisor.

Selling Restrictions

The Notes are offered for sale in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

Notice to Prospective Investors in the European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, the “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the Notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared, and therefore, offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of Notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The Notes to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Notes offered should conduct their own due diligence on the Notes. If you do not understand the contents of this prospectus supplement or the accompanying prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The Notes have not been and will not be offered or sold in Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) (the “CO”), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the CO, and no advertisement, invitation or document relating to the Notes has been or will be issued or in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offering. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “FIEA”). The Notes may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan), or to others for re-offering or re-sale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)), (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to the conditions set forth in the SFA.

Where Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) (in the case of that corporation) or Section 276(4)(i)(B)(in the case of that trust) of the SFA; (2) where no consideration is or will be given for the transfer; (3) by operation of law; or (4) as specified in Section 276(7) of the SFA.

Singapore Securities and Futures Act Product Classification

Solely for the purposes of our obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Notes are a “prescribed capital markets product” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and an Excluded Investment Product (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

Neither this prospectus supplement nor the accompanying prospectus is intended to constitute an offer or solicitation to purchase or invest in the Notes described herein. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the “FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Canada

The Notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the Notes offered hereby will be passed upon on our behalf by Latham & Watkins LLP. Davis Polk and Wardwell LLP are acting as counsel to the underwriters in connection with this offering.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file reports, proxy statements and other information with the SEC. These filings include our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements on Schedule 14A, as well as any amendments to those reports and proxy statements, and are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Once at www.cadence.com, go to Investor Relations to locate copies of such reports and proxy statements. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus supplement or the accompanying prospectus. You should not rely on any such information in making your decision whether to purchase the notes. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the notes being offered by this prospectus. This prospectus supplement and the accompanying prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and the notes offered, see the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus supplement or the accompanying prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, the related prospectus supplement or any free writing prospectus that we may provide or any subsequently filed document incorporated by reference modifies or replaces that statement. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus supplement and the date we close or otherwise terminate this offering, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 14, 2024;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December  31, 2023 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 21, 2024;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, filed with the SEC on April 24, 2024 and July 24, 2024, respectively; and

•	our Current Reports on Form 8-K filed with the SEC on February 2, 2024, March 5, 2024, May 6, 2024, June 3, 2024 and August 15, 2024.

You may request a copy of the documents incorporated by reference into this prospectus supplement, except exhibits to such documents unless those exhibits are specifically incorporated by reference in such documents, at no cost, by writing or telephoning us at the following address and phone number:

Cadence Design Systems, Inc.

2655 Seely Avenue, Building 5

San Jose, California 95134

Telephone: (408) 943-1234

You may also find additional information about us, including the documents mentioned above, on our website at www.cadence.com. Our website and the information included in, or linked to on, our website are not part of this prospectus supplement. We have included our website address in this prospectus supplement solely as a textual reference.

PROSPECTUS

$2,500,000,000

CADENCE DESIGN SYSTEMS, INC.

Debt Securities

We may offer and sell the securities identified above from time to time in one or more offerings in an aggregate principal amount of up to $2,500,000,000. This prospectus provides you with a general description of the securities.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 6 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 3, 2024.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described in this prospectus up to a total aggregate principal amount of $2,500,000,000 or the equivalent thereof on the date of issuance in one or more foreign currencies, foreign currency units or composite currencies. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Cadence,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Cadence Design Systems, Inc. and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities.

We have proprietary rights to trademarks, trade names, and service marks appearing in this prospectus that are important to our business. Solely for convenience, the trademarks, trade names, and service marks may appear in this prospectus without the ®, TM and SM symbols, but any such references are not intended to indicate, in any way, that we forgo or will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, trade names, and service marks. All trademarks, trade names, and service marks appearing in this prospectus are the property of their respective owners.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and the information incorporated by reference herein and any applicable prospectus supplement may contain, statements that are not historical in nature, are predictive, or that depend upon or refer to future events or conditions or contain other forward-looking statements. Statements including, but not limited to, statements regarding the extent, timing and mix of future revenues and customer demand; the deployment of our products and services; the impact on our business of the macroeconomic environment, including but not limited to, expanded trade control laws and regulations, the conflicts in and around Ukraine, the Middle East and other areas of the world, volatility in foreign currency exchange rates, inflation and the rise in interest rates; the impact of government actions; future costs, expenses, tax rates and uses of cash; pending legal, administrative and tax proceedings; restructuring actions and associated benefits; pending acquisitions, the accounting for acquisitions and the integration of acquired businesses; and other statements using words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “plans,” “projects,” “should,” “targets,” “will” and “would,” and words of similar import and the negatives thereof, constitute forward-looking statements. These statements are predictions based upon our current expectations about future events. Actual results could vary materially as a result of certain factors, including but not limited to those expressed in these statements. Important risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements include, but are not limited to, those identified in the sections entitled “The Company,” “Plan of Distribution,” and “Risk Factors” in this prospectus and the risks discussed in our other SEC filings. We urge you to consider these factors carefully in evaluating the forward-looking statements contained in this prospectus. All subsequent written or oral forward-looking statements attributable to our company or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this prospectus supplement are made only as of the date of this prospectus. We disclaim any obligation to update these forward-looking statements, except as required by law.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.cadence.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement or any related free writing prospectus that we may provide about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, the related prospectus supplement or any free writing prospectus that we may provide or any subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 14, 2024;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December  31, 2023 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 21, 2024;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, filed with the SEC on April 24, 2024 and July 24, 2024, respectively; and

•	our Current Reports on Form 8-K filed with the SEC on February 2, 2024, March 5, 2024, May 6, 2024, June 3, 2024 and August 15, 2024.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Cadence Design Systems, Inc.

2655 Seely Avenue, Building 5

San Jose, California 95134

Telephone: (408) 943-1234

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

Cadence® is a leading pioneer in electronic system design software and intellectual property (“IP”), building upon more than 35 years of computational software expertise. Since our inception, we have been at the forefront of technology innovation, solving highly complex challenges in the semiconductor and electronic systems industries. We are a global company that provides computational software, special-purpose computational hardware, IP and services to multiple vertical sectors including automotive, artificial intelligence (“AI”), aerospace and defense, high-performance and mobile computing, hyperscalers, wireless communications, industrial internet of things and life sciences.

Our Intelligent System DesignTM strategy allows us to deliver essential computational software, hardware and IP that our customers use to turn their design concepts into reality. Our customers include many of the world’s most innovative companies that design and build highly sophisticated semiconductor and electronic systems found in products used in everyday life. Our Intelligent System Design strategy allows us to quickly adapt to our customers’ dynamic design requirements. Our products and services enable our customers to develop complex and innovative semiconductor and electronic systems, so demand for our technology and expertise is driven by increasing complexity and our customers’ need to invest in new designs and products that are highly differentiated. Historically, the industry that provided the tools used by IC engineers was referred to as Electronic Design Automation (“EDA”). Today, our offerings include and extend beyond EDA.

We group our products into categories related to major design activities:

•	Custom IC Design and Simulation;

•	Digital IC Design and Signoff;

•	Functional Verification;

•	IP; and

•	System Design and Analysis.

For additional information about our products, see the discussion in the section entitled “Business” in our most recent Annual Report on Form 10-K.

We filed our restated certificate of incorporation with the Secretary of State of Delaware on May 3, 2024. Our principal executive offices are located at 2655 Seely Avenue, Building 5, San Jose, California 95134, and our telephone number is (408) 943-1234.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. Before deciding whether to invest in our securities, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading prices of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the discussion of forward-looking statements included in the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and any subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement or free writing prospectus, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture between us and U.S. Bank Trust Company, National Association, as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

As used in this section only, “Cadence,” “we,” “our” or “us” refer to Cadence Design Systems, Inc. excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•

the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•

any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•

the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•

the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•

if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•

the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•

any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•

the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•

any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees. (Section 2.2)

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:

•

we are the surviving entity or the successor person (if other than Cadence) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us. (Section 5.1)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or Cadence and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Cadence;

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof. (Section 6.1)

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee may refuse to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right or power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•

the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each securityholder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such Default or Event of Default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

We and the trustee may modify, amend or supplement the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of debt securities of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•

to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.1)

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•

reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the beneficial owners of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

No Personal Liability of Directors, Officers, Employees or Securityholders

None of our past, present or future directors, officers, employees or securityholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York.

The indenture will provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the debt securities or the transactions contemplated thereby.

The indenture will provide that any legal suit, action or proceeding arising out of or based upon the indenture or the transactions contemplated thereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York, and we, the trustee and the holder of the debt securities (by their acceptance of the debt securities) irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The indenture will further provide that service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in the indenture will be effective service of process for any suit, action or other proceeding brought in any such court. The indenture will further provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the courts specified above and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum. (Section 10.10)

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below and unless if otherwise provided in the description of the applicable securities herein or in the applicable prospectus supplement, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

Euroclear and Clearstream

If so provided in the applicable prospectus supplement, you may hold interests in a global security through Clearstream Banking S.A., which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.

Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.

Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Other

The information in this section of this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over those entities and none of us takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any agent of ours will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

PLAN OF DISTRIBUTION

We may sell the offered securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Cadence Design Systems, Inc. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$

CADENCE DESIGN SYSTEMS, INC.

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

J.P. Morgan	BofA Securities	HSBC

    , 2024